SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: August 19, 2003

                           INNOVATIVE MEDICAL SERVICES
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             (Exact name of registrant as specified in its charter)

                  California                        33-0530289
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         (State or other jurisdiction           (I.R.S. Employer
       of incorporation or organization)        Identification No.)

                 1725 Gillespie Way, El Cajon, California 92020
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               (Address of principal executive offices)(Zip Code)

                                 (619) 596 8600
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              (Registrant's telephone number, including area code)


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Item 9. Regulation FD

The following information updates our April 1, 2003 Form 8-K.

As previously stated, we require additional capital to accelerate our business plan. We anticipate needing approximately $1.5 to $2 million to properly capitalize our operation. To date, we have completed a $300,000 bridge, and we expect to complete transactions on the remaining funds by September 30, 2003.

We have adjusted our revenue projection to reflect current business progress, including our new financing timetable and the removal of revenues associated with Nickel Ltd. Assuming we are successful in acquiring funding, we are projecting approximately $10,000,000 in revenues and approximately $200,000 in net income for our fiscal year 2004, the 12 month period beginning August 1, 2003. In addition, we expect to achieve profitability in our third quarter.

We expect this revenue growth and resulting profitability from revenues generated by our Water Treatment Division and our Bioscience Division based upon the following assumptions:

1. We expect approximately 75% of the projected revenue from the Water Treatment Division.

2. We assume, based upon historic results, approximately $3.5 million in revenues will result from our Fillmaster product line to continue.

3. We assume approximately $4 million in revenues will result from a roll out of our Nutripure 2000 consumer water filtration product to more than 2,000 stores of a U.S. mass merchandiser. The administrative preparation required prior to the roll out has been completed, and we believe that we will begin receiving roll out purchase orders and shipping product this quarter. This assumption carries a significant risk that retail placement of Nutripure 2000 may be delayed or may not occur.

4. We expect approximately 25% of the projected revenue from the Bioscience Division.

5. We assume sales of Axen-30(TM) to accelerate quickly based on our current marketing efforts and sales negotiations with potential customers and their estimated consumption. In March 2003, we received EPA approval on Axen-30(TM) hard surface disinfectant which allows us to enter the hard surface disinfectant market with EPA approved claims of 30 second kill and a 24 hour residual - new standards in the industry - while maintaining EPA Category IV toxicity, the "least toxic" rating for a disinfectant. We believe that we will begin to see this revenue ramp up this quarter.

6. At this time, we assume limited sales of our Innovex(TM) pesticide products in our projection. Although exposure for this product has been limited by our ability to fund marketing and sales programs, based on current agreements with a potential customer we assume modest sales of Innovex product will occur beginning in this quarter.
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We have taken the projected revenue streams referenced in the above planned projects, considered their probability of completion, and then forecasted reasonable market penetration to arrive at our projections on a month-to-month basis. The $200,000 net income projection is based upon gross profit projections of the above existing and planned projects less administrative, overhead and planned reinvestment expenditures.

We have removed further business with Nickel Ltd. from our assumptions and projections because of Nickel's failure to pay for product and failure to fulfill key material obligations under the contract. In January 2003, we entered into an agreement with Nickel Ltd., a New Jersey corporation operating in Paris, France. The agreement called for Nickel to provide regulatory testing and European regulatory approval for Axen-30 and for the commercial launch in Europe of a line of Axen-30 based products called "Bac'Out." On January 21, 2003, we shipped to Nickel thirty-two 55-gallon barrels of certified Axen-30, ex-factory, for Nickel's initial launch of Bac'Out. To date, Nickel has not paid for the 32 barrel shipment; therefore, we have placed Nickel on credit hold and will require prepaid funds for any and all orders placed for future shipments. In addition, although we executed a warrant agreement to issue 651,000 warrants to Nickel and expensed those warrants during the 2003 fiscal year, we have not issued any shares to Nickel because Nickel has not fulfilled its key material obligations under the contract. We consider these warrants non-exercisable at this time. We recognize the potential for a beneficial relationship with Nickel and may choose to work with Nickel to mitigate these issues in the best interest of our shareholders.

This 8-K filing includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the ability of the Company to properly fund its business plan, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.


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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

INNOVATIVE MEDICAL SERVICES

(Registrant)

By /s/   Michael L. Krall
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         Michael L. Krall,   President
         August 19, 2003